UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     May 17, 2004

O’Sullivan Industries Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28493	43-1659062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 Gulf Street, Lamar, Missouri		64759-1899
(Address of principal executive offices)		(ZIP Code)

Registrant's telephone number, including area code (417) 682-3322

Item 5.         Other Events.

        On May 17, 2004, O’Sullivan Industries Holdings, Inc. issued a press release announcing the resignation of Mr. Richard D. Davidson, its President and Chief Executive Officer and the appointment of Mr. Robert S. Parker as its new President and Chief Executive Officer. A copy of the press release is furnished as Exhibit 99 to this report and is incorporated herein by reference.

         In connection with the employment of Mr. Parker, O’Sullivan Industries, Inc. has entered into a two-year employment agreement with him providing terms of employment, compensation, benefits, and severance provisions. O’Sullivan also entered into an Executive Stock Agreement with Mr. Parker, pursuant to which it has issued 40,000 shares of its Series C Preferred Stock, 291,905 shares of its Series B Junior Preferred Stock and 467,614 shares of its Class B Common Stock. Further, O’Sullivan Industries Holdings, Inc. executed an Indemnification Agreement with Mr. Parker substantially identical to the form of agreement in place with its other directors and executive officers.

         O’Sullivan Industries Holdings, Inc. has also amended and restated its certificate of incorporation in order to add two new classes of stock.

Item 7.        Financial Statments, Pro Forma Financial Information and Exhibits.

(c) Exhibits

3	Second Amended and Restated Certificate of Incorporation of O’Sullivan Industries Holdings, Inc.

10.1	Employment Agreement dated as of May 17, 2004 between O’Sullivan Industries Holdings, Inc. and Robert S. Parker

10.2	Executive Stock Agreement dated as of May 17, 2004 between O’Sullivan Industries Holdings, Inc., Robert S. Parker and Bruckmann, Rosser, Sherrill & Co. II, L.P.

10.3	Amendment and Consent No. 2 dated as of May 5, 2004 to Credit Agreement dated as of September 29, 2003 by and among O'Sullivan Industries, Inc., O'Sullivan Furniture Factory Outlet, Inc. and O'Sullivan Industries - Virginia, Inc., as Borrowers, O'Sullivan Industries Holdings, Inc., as Guarantor, the persons designated as "Lenders" in the Credit Agreement and General Electric Capital Corporation, as Agent

99	Press Release, dated May 17, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O’SULLIVAN INDUSTRIES HOLDINGS, INC.

Date: May 17, 2004	/s/ Stuart D. Schotte
Stuart D. Schotte Senior Vice President of Operations and Acting Chief Financial Officer